LONESTAR RESOURCES ANNOUNCES 27% INCREASE IN PROVED RESERVES
Fort Worth, Texas, February 6, 2019 (PRNewswire) - Lonestar Resources US Inc. (NASDAQ: LONE) announced that its proved reserves at December 31, 2018 increased 27% to 93.3 million barrels of oil equivalent ("MMBOE") calculated using SEC guidelines. All of the Company’s proved reserves are located in the Eagle Ford Shale.
Lonestar’s proved reserves at December 31, 2018 are comprised of 53.4 million barrels of crude oil and condensate, 19.9 million barrels of natural gas liquids ("NGL's"), and 120.2 billion cubic feet of natural gas. By energy content, Lonestar’s proved reserves are weighted 79% to crude oil, condensate and NGL’s. See Table 1 for details.

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In 2018, Lonestar added a total of 23.8 MMBOE, which consisted of 11.3 MMBOE through acquisitions, 8.3 MMBOE through extensions and discoveries, and 4.3 MMBOE through positive reserve revisions. These reserve additions were equivalent to 586% of Lonestar's 2018 production.

•	Lonestar’s Proved Developed reserves increased 47% to 26.8 MMBOE and the PV-10 associated with its Proved Developed reserves increased 81% to $464.9 million using SEC guidelines.

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Lonestar’s capital expenditures totaled $209.9 million for the year ended December 31, 2018. Lonestar’s all-sources finding and development costs were $8.80 per BOE. Drillbit-only finding and developing costs averaged $12.58 per BOE.

•	Including 2018 results, Lonestar’s five-year reserves replacement ratio has been 716% and the five-year all-sources F&D cost averages $8.94 per BOE.

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In 2018, Lonestar’s Proved & Probable reserves increased 31% to 121.5 MMBOE, which is comprised of 67.4 million barrels of crude oil and condensate, 27.0 million barrels of natural gas liquids, and 162.7 billion cubic feet of natural gas. Using SEC guidelines, PV-10 for Proved & Probable reserves exceeds $1.3 billion.

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Lonestar’s Proved & Probable reserves included 261 drilling locations which were assigned reserves by the Company’s independent petroleum engineers, equating to approximately 15 years of drilling activity at Lonestar’s current rate of drilling.

Lonestar has also calculated reserves information at an alternate price deck of $55.00/bbl for West Texas Intermediate crude oil and $2.75/MMBTU for Henry Hub natural gas ("$55 Flat Price Deck"), which closely mirrors current forward benchmark prices. On this basis, the PV-10 associated with Lonestar’s Proved reserves was $782.5 million and the PV-10 associated with the Company’s Proved & Probable reserves was $919.9 million.

Lonestar's Chief Executive Officer, Frank D. Bracken, III commented, "2018 was another year of tremendous growth for Lonestar, coming from a balanced program of drilling and acquisitions. We extended our track-record of low-cost reserve growth, registering exceptional all-sources finding and development costs of $8.80 per BOE while increasing our Proved reserves by 27%. This reserve growth, which was prudently financed, positions Lonestar to significantly increase shareholder value in 2019 and beyond."
Bracken added, "At Lonestar, our objective is to deliver demonstrable growth in the value of our reserves on a per-share basis, while continually improving our balance sheet and financial flexibility. In 2018, we have delivered on that objective again. Our internal value benchmark, which is $55 Flat Price Deck PV-10, net of debt, increased 20% to $8.89 per fully diluted share based on Proved reserves and increased 22% to $12.33 per fully diluted share based on Proved & Probable reserves. I believe our growth in per-share value is even more impactful when we consider the fact that in the same time period, Lonestar reduced its Debt/EBITDAX ratio from 3.6x to 2.6x at year-end 2018."
The table below summarizes Lonestar’s year-end proved reserves and PV-10 by region as determined by the Company’s independent petroleum engineers, W.D. Von Gonten & Co. Petroleum Engineers. Based on rules of the U.S. Securities and Exchange Commission, for the year ended December 31, 2018, Lonestar’s proved reserves were estimated using the 12-month average price calculated as the unweighted arithmetic average of the spot price on the first day of each month preceding the 12 months prior to the end of the reporting period. This methodology resulted in an average oil price of $65.56 per barrel and an average natural gas price of $3.10 per million British Thermal Units ("MMBTU"), an increase of 28% for crude oil and an increase of 5% for natural gas, as compared to an average of oil price of $51.34 per barrel and an average natural gas price of $2.96 per MMBTU used to estimate Lonestar’s proved reserves for the year ended December 31, 2017.

Table 1: Proved Reserves and PV-10
(As of December 31, 2018)

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbls)	(MMBbls)	(Bcf)	(MMBoe)	($MM)
Western Eagle Ford	14.2	11.3	68.5	36.9	$405.9
Central Eagle Ford	37.5	8.0	49.0	53.7	$684.0
Eastern Eagle Ford	1.7	0.6	2.6	2.7	$28.0
Total	53.4	19.9	120.2	93.3	$1,117.9

At December 31, 2018, based on SEC Pricing, Lonestar’s PV-10 was $1.1 billion. PV-10 of the Proved Developed reserves calculated on the same basis was $464.9 million while PV-10 from our Proved Undeveloped reserves was $653.1 million.

Table 2: Changes in Proved Reserves
(As of December 31, 2018)

	Crude Oil	NGLs	Natural Gas	Total
	(MMBbls)	(MMBbls)	(Bcf)	(MMBoe)
Proved Reserves - December 31, 2017	50.7	10.9	71.9	73.6
Revisions of previous estimates	(1.7)	4.1	11.1	4.3
Extensions and Discoveries	4.8	1.8	10.2	8.3
Purchase of Reserves in Place	2.1	3.9	31.6	11.3
Sales of Reserves in Place	0.0	0.0	0.0	0.0
Production	(2.5)	(0.8)	(4.6)	(4.1)
Proved Reserves - December 31, 2018	53.4	19.9	120.2	93.3
Proved Developed - December 31, 2018	15.4	5.7	34.4	26.9

Lonestar’s capital expenditures totaled $209.9 million for the year ended December 31, 2018. These expenditures included $158.1 million for drilling and completion costs, $6.3 million for leasehold acquisition costs, $38.8 for the acquisition of producing properties acquisitions, $0.6 million for 3-D seismic data and $6.0 million for the construction of fieldwide infrastructure and included in development costs below.

Table 3: Costs Incurred In Oil & Gas Property Acquisition, Exploration and Development Activities
(For the year ended December 31, 2018)

Total
Property Acquisition Costs	($MM)
Proved property acquisition costs	$40.5
Unproved property acquisition costs	$4.7
Total property acquisition costs	$45.1
Exploration costs	$0.6
Development costs	$164.1
Total costs incurred	$209.9

Table 4: Proved & Probable Reserves and PV-10 at SEC Pricing
(As of December 31, 2018)

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbls)	(MMBbls)	(Bcf)	(MMBoe)	($MM)
Western Eagle Ford	16.2	16.1	98.0	48.6	$482.8
Central Eagle Ford	47.2	9.9	60.1	67.1	$806.3
Eastern Eagle Ford	4.0	1.0	4.7	5.8	$46.7
Total	67.4	27.0	162.7	121.5	$1,335.8

Because the pricing utilized in the SEC methodology is higher than current benchmark market prices for crude oil, NGL's and natural gas, Lonestar has also calculated the PV-10 of its Proved reserves at a flat pricing deck of $55.00 for crude oil and $2.75 for natural gas (as described below, "$55 flat deck pricing"). On this basis, the Company's proved reserves were 92.0 MMBOE and PV-10 was $782.5 million. See Table 5 for details.

Table 5: Proved Reserves and PV-10 at $55 Flat Deck Pricing
(As of December 31, 2018)

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbls)	(MMBbls)	(Bcf)	(MMBoe)	($MM)
Western Eagle Ford	13.9	11.1	67.8	36.4	$298.4
Central Eagle Ford	37.0	7.9	48.2	53.0	$466.9
Eastern Eagle Ford	1.7	0.6	2.6	2.7	$17.7
Total	52.7	19.6	118.6	92.0	$782.9

At December 31, 2018 based on $55 Flat Deck Pricing, Lonestar’s PV-10 was $782.9 million. PV-10 of the Proved Developed reserves calculated on the same basis was $366.5 million while PV-10 from our Proved Undeveloped reserves was $416.4 million.

Table 6: Proved & Probable Reserves and PV-10 at $55 Flat Deck Pricing
(As of December 31, 2018)

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbls)	(MMBbls)	(Bcf)	(MMBoe)	($MM)
Western Eagle Ford	15.9	15.7	95.9	47.6	$351.7
Central Eagle Ford	45.7	9.7	59.2	65.4	$541.8
Eastern Eagle Ford	4.0	1.0	4.6	5.7	$26.8
Total	65.6	26.5	159.7	118.7	$920.3

Table 7: NAV Calculation Reconciliation

SEC Proved Reserves	2016	2017	2018
Proved Reserves (MMBOE)	40.5	73.6	93.3
Standardized Measure ($MM)	$145.8	$479.6	0
Proved PV-10 ($MM)	$166.5	$538.3	$1,117.9
SEC Oil Price	$42.75	$51.34	$65.66
SEC Gas Price	$2.46	$2.98	$3.10

Flat Deck Proved Reserves	2016	2017	2018
Proved Reserves (MMBOE)	42.9	74.0	92.0
Proved PV-10 ($MM)	$334.6	$624.9	$782.5
Proved & Prob Reserves (MMBOE)	52.7	93.3	118.7
Proved & Prob PV-10 ($MM)	$404.3	$729.2	$919.9
Oil Price	$55.00 flat
Gas Price	$2.75 flat
Proved NAV Calculation	2016	2017	2018
Proved PV-10 ($MM)	$334.6	$624.9	$782.5
Less Debt	($204.1)	($305.9)	($428.8)
Less Adj. Working Capital	($14.7)	($33.5)	$0.9
Proved NAV	$115.8	$285.6	$354.6

Fully Diluted Shares	21.8	38.5	39.9
Proved NAV/share	$5.31	$7.42	$8.89

Proved & Probable NAV Calculation	2016	2017	2018
Proved & Prob PV-10 ($MM)	$404.3	$729.2	$919.9
Less Debt	($204.1)	($305.9)	($428.8)
Less Adj. Working Capital	($14.7)	($33.5)	$0.9
Proved & Prob NAV	$185.5	$389.9	$492.0

Fully Diluted Shares	21.8	38.5	39.9
Proved & Prob NAV/share	$8.50	$10.13	$12.33

1 Debt values exclude mortgage debt associated with the Company’s headquarter offices
2 Working capital is calculated by taking current assets less current liabilities and adjusted for derivative financial instruments
3 2017 debt values are proforma the 2023 Senior Unsecured Notes offering
4 2018 balance sheet data is preliminary and subject to change following full year audit

About Lonestar
Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.

Cautionary Note Regarding Forward Looking Statements
Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "possible," "if," "will," "expect" and "assuming" and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Report on Form 10-K/A for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the "SEC") on November 2, 2018 and subsequently filed quarterly reports on Form 10-Q. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.